  Exhibit 10.2

THIS PROMISSORY NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THIS PROMISSORY NOTE MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

CONVERTIBLE PROMISSORY NOTE

$100,000	June 29, 2020 San Diego, California

FOR VALUE RECEIVED, ImageWare Systems, Inc., a Delaware corporation, (the “Company”), promises to pay to the order of S. James Miller, or its registered assigns (“Holder”), the principal sum of One Hundred Thousand Dollars ($100,000) on October 14, 2020, or such earlier date as more particularly set forth in Section 2 below (the “Maturity Date”), together with interest thereon as provided in Section 3 of this Convertible Promissory Note (this “Note”).

1.    Definitions. For purposes of this Note, the following terms shall have the following meanings:

“Business Day” means any day which is not a Saturday or Sunday or a legal holiday on which national banks are authorized or required to be closed.

“Governmental Authority” means any federal, state, local or other governmental department, commission, board, bureau, agency or other instrumentality or authority, domestic or foreign, exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government.

“Material Adverse Effect” means any event, matter, condition or circumstance which (i) has or would reasonably be expected to have a material adverse effect on the business, properties, operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, taken as a whole; (ii) would materially impair the ability of the Company or any other Person to perform or observe their respective obligations under or in respect of this Note; (iii) would materially impair the rights and remedies of Holder under this Note; or (iv) affects the legality, validity, binding effect or enforceability of this Note.

“Organic Document” means, relative to any Person, its articles or certificate of incorporation, or certificate of limited partnership or formation, its bylaws, partnership or operating agreement or other organizational documents, and all stockholders agreements, voting trusts and similar arrangements applicable to any of its capital stock, partnership interests or other ownership interests.

“Outstanding Balance” means the outstanding principal balance of this Note together with all accrued but unpaid interest hereunder.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

2.   Maturity. This Note shall be repaid on the earlier to occur of the Maturity Date or such date that the Company consummates a debt and/or equity financing resulting in net proceeds to the Company of at least $3.0 million (“Qualified Financing”).

3.  Payment of Interest.

(a) Interest Generally. Interest shall accrue on the outstanding principal amount of this Note at a rate equal to 5% per annum, calculated based on the date the proceeds from the sale of this Note, as follows:

Principal Amount	Date Received
$50,000	April 14, 2020
$25,000	April 22, 2020
$25,000	May 4, 2020

Interest (computed on the basis of actual calendar days elapsed and a year of 365 days) shall be payable in kind, as an addition to the outstanding principal amount due hereunder, monthly in arrears on the last day of each calendar month (each such date, an “Interest Payment Date”). The Company may elect to pay interest in cash on the outstanding principal balance of this Note on any Interest Payment Date.

(b)                 Default Interest. Upon the occurrence and during the continuance of any Event of Default, the Outstanding Balance under this Note shall bear interest at a rate per annum equal to 2% plus the rate otherwise applicable to this Note. Such incremental interest (i.e., the additional 2% added during the continuance of an Event of Default) shall be payable in cash.

4.    Payments.

(a) Form of Payment. All payments of cash interest and principal shall be in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to Holder at such address as previously provided to the Company in writing (which address, in the case of Holder as of the date of issuance hereof, shall initially be the address for Holder as set forth in this Note); provided, that Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and Holder’s wire transfer instructions. All payments shall be applied first to accrued interest, and thereafter to principal.

(b)    No Set-Off. The Company agrees to make all payments under this Note without set-off or deduction and regardless of any counterclaim or defense.

(c)    Prepayment. The Company shall have the right to prepay the Outstanding Balance owed under this Note in whole or in part at any time.

 5. Conditions Precedent. Holder shall not be obligated to make any advance under this Note if any Event of Default shall have occurred and is continuing.

6. Conversion. At any time prior to the Maturity Date, the Outstanding Balance may be converted at the election of the Holder into shares of fully paid, non-assessible shares of Common Stock of the Company at the conversion price equal to $0.16 per share (“Conversion Shares”), which conversion shall be affected by the delivery by the Holder to the Company of a notice of election to convert.

7. Piggyback Registration Rights. If, at any time prior to the Maturity Date, the Company shall propose to file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended (“Securities Act”) (other than on Forms S-4 or S-8 or any successor to such forms) providing for the resale of securities by selling stockholders, and the inclusion of the Conversion Shares in such registration statement is not prohibited by a negative covenant set forth in any binding agreement of the Company, the Company shall give notice to Holder and include in such registration statement all or any part of the Conversion Shares that Holder requests to be registered; provided, however, that the Company shall not be required to register any Conversion Shares pursuant to this Section 7 that are eligible for resale pursuant to Rule 144 under the Securities Act without any requirement for the Company to maintain current public information and without any limitation on volume or manner of sale. The Company shall use best efforts to cause such registration statement to become effective as soon as practicable.

  8. Representations and Warranties. The Company hereby makes the following representations and warranties to Holder:

(a) Organization, Good Standing and Qualification. The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to execute, deliver and perform its obligations under this Note. The Company is qualified to do business and is in good standing in each jurisdiction in which the failure so to qualify or be in good standing would have a Material Adverse Effect, and has all requisite power and authority to own its assets and carry on its business.

(b)                  Corporate Power and Authorization; Consents. The execution, delivery and performance by the Company of this Note have been duly authorized by all necessary action of the Company and do not and will not (i) contravene the terms of the Company’s Organic Documents; (ii) result in a breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any lease, instrument, contract or other agreement to which the Company is a party or by which its properties may be bound or affected; (iii) necessitate the consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority or any third party; or (iv) violate any provision of any law, rule, regulation, order, judgment, decree or the like binding on or affecting the Company, except in the case of each of clauses (ii), (iii) and (iv), such as would not result in a Material Adverse Effect.

(c)       Enforceability. This Note constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms
 9.    Covenants. So long as any indebtedness under this Note remains outstanding, the Company shall provide to Holder, as soon as possible and in any event within three (3) days after the occurrence thereof, written notice of an Event of Default, which notice sets forth the details of such event and the action which is proposed to be taken by the Company with respect thereto.

10.   Use of Proceeds. The Company shall use the proceeds from the amounts loaned to the Company under this Note for general working capital and other lawful corporate purposes.

11.  Default.

(a) Events of Default. For purposes of this Note, any of the following events which shall occur shall constitute an “Event of Default”:

(i) any indebtedness under this Note is not paid when and as the same shall become due and payable, whether at maturity, by acceleration, fifteen (15) days following notice of prepayment or otherwise;

(ii)         default shall occur in the observance or performance of the covenant, obligation or agreement of the Company contained in Section 8, or (B) any other provision of this Note, and, in the case of this clause (B), such default shall continue uncured for a period of fifteen (15) days;

(iii)         any representation, warranty or certification made herein by or on behalf of the Company or any of its Subsidiaries shall prove to have been false or incorrect in any material respect on the date or dates as of which made (any such falsity being a “Representation Default”);

(iv) the Company shall (A) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of itself or any part of its property, (B) become subject to the appointment of a receiver, trustee, custodian or liquidator for itself or any part of its property, (C) make an assignment for the benefit of creditors, (D) fail generally, become unable or admit in writing to its inability to pay its debts as they become due, (E) institute any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, or file a petition or answer seeking reorganization or an arrangement with creditors to take advantage of any insolvency law, or file an answer admitting the material allegations of a bankruptcy, reorganization or insolvency petition filed against it, or (F) become subject to any involuntary proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally;

(v) the Company shall (i) liquidate, wind up or dissolve (or suffer any liquidation, wind- up or dissolution), (ii) suspend its operations other than in the ordinary course of business, or (iii) take any action to authorize any of the actions or events set forth above in this Section 10(a)(v); or

(vi)                  this Note shall for any reason cease to be, or shall be asserted by the Company not to be, a legal, valid and binding obligation of the Company.

(b)
Consequences of Events of Default.

(i) If any Event of Default shall occur for any reason, whether voluntary or involuntary, and be continuing, Holder may, upon notice or demand, declare the Outstanding Balance under this Note to be due and payable, whereupon the Outstanding Balance under this Note shall be and become immediately due and payable, and the Company shall immediately pay to Holder the entire Outstanding Balance. Upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the United States Bankruptcy Code, then the Outstanding Balance under this Note shall automatically be due immediately without notice of any kind. The Company agrees to pay Holder all out-of-pocket costs and expenses incurred by Holder (including attorney’s fees) in connection with the enforcement or protection of its rights in relation to this Agreement, including any suit, action, claim or other activity of Holder to collect the Outstanding Balance under this Note or any portion thereof, or in connection with the transactions contemplated hereby.

(ii)         Holder shall also have any other rights which Holder may have been afforded under any contract or agreement at any time and any other rights which Holder may have pursuant to applicable law.

12.    Lost, Stolen, Destroyed or Mutilated Note. In case this Note shall be mutilated, lost, stolen or destroyed, the Company shall issue a new Note of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of such mutilated Note, or in lieu of this Note being lost, stolen or destroyed, upon receipt of evidence satisfactory to the Company of such loss, theft or destruction.

13.   Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, THE COMPANY (BY ITS EXECUTION HEREOF) AND HOLDER (BY ITS ACCEPTANCE OF THIS NOTE) WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION ARISING OUT OF OR BASED UPON OR RELATING TO THIS NOTE OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING.

14.   Governing Law. This Note shall be deemed to be a contract made under the laws of the State of California and for all purposes shall be governed by, construed under, and enforced in accordance with the laws of the State of California.

15.    Amendment and Waiver. Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Holder.

16. Notices. Any notice or other communication in connection with this Note may be made and is deemed to be given as follows: (i) if in writing and delivered in person or by courier, on the date when it is delivered; (ii) if by facsimile, when received at the correct number (proof of which shall be an original facsimile transmission confirmation slip or equivalent); or (iii) if sent by certified or registered mail or the equivalent (return receipt requested), on the date such mail is delivered, unless the date of that delivery is not a Business Day or that communication is delivered on a Business Day but after the close of business on such Business Day in which case such communication shall be deemed given and effective on the first following Business Day. Any such notice or communication given pursuant to this Note shall be addressed to the intended recipient at its address or number (which may be changed by either party at any time) specified as follows:

If to the Company:

ImageWare Systems, Inc.
13500 Evening Creek Drive,
Suite 550 San Diego, CA 92128
Telephone No.:
858-673-8600
Attention: Chief Executive Officer

With a copy to:

Daniel W. Rumsey
Disclosure Law Group
501 West Broadway, Suite 800
San Diego, CA 92101
Facsimile No.: 619-330-2101
Telephone No.: 619-795-1134

If to Holder:

S. James Miller
Facsimile No.: 858-673-0291
Telephone No.: 858-722-8700

17. Severability. If at any time any provision of this Note shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Note.

18.   Assignment. The provisions of this Note shall be binding upon and inure to the benefit of each of the Company and Holder and their respective successors and assigns, provided that the Company shall not have the right to assign its rights and obligations hereunder or any interest herein. This Note may be endorsed, assigned and transferred in whole or in part by Holder to any other Person.

19. Remedies Cumulative; Failure or Indulgence Not a Waiver. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note. No failure or delay on the part of Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

20.  Entire Agreement. This Note contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Note.

21.    Waiver of Notice. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

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IN WITNESS WHEREOF, each of the undersigned has caused this Note to be duly executed by its officers, thereunto duly authorized as of the date first above written.

THE COMPANY: ImageWare Systems, INC., By: /s/ Jonathan Morris Name: Jonathan Morris Title: Chief Financial Officer HOLDER: By: /s/ S. James Miller Name: S. James Miller